                                                                       EXHIBIT 5


                                January 25, 2000





PopMail.com, inc.
4801 West 81st Street, Suite 112
Bloomington, Minnesota   55437

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:


         We have acted as counsel to PopMail.com, inc., (the "Company") in connection with Amendment No. 1 to a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on January 25, 2000 relating to the registration under the Securities Act of 1933, as amended, of a maximum of 2,435,001 shares of common stock, par value $.01 per share (the "Common Stock"), issuable by the Company as follows: (a) 2,160,001 upon conversion of the 4% Subordinated Convertible Debentures and payment of interest thereunder; and (b) up to 275,000 shares upon exercise of certain warrants to purchase shares of Common Stock.


          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

                  1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

                  2. The Common Stock has been duly authorized and, when issued as described in the registration statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Maslon Edelman Borman & Brand, LLP



                                       27